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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), effective this 21st day of July, 2000 (the "Commencement Date"), is made by and between HomeSeekers.com, Incorporated, a Nevada corporation ("HomeSeekers"), and Eddie Ureno ("Employee").

         WHEREAS, HomeSeekers and the sole members of Immediate Results through Intuitive Systems, LLC, a California limited liability company ("IRIS"), including Employee, have entered into that certain Purchase Agreement dated July 21, 2000, whereby HomeSeekers has purchased all of the issued and outstanding membership interests in IRIS (the "Purchase Agreement");

         WHEREAS, pursuant to the closing of the Purchase Agreement, HomeSeekers wishes to employ Employee as Vice President, with such other duties and responsibilities as HomeSeekers may reasonably assign to Employee consistent with the nature and character of such employment;

         WHEREAS, pursuant to the closing of the Purchase Agreement, Employee wishes to accept such employment subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, pursuant to the closing of the Purchase Agreement, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, HomeSeekers and Employee agree as follows:

SECTION 1.        EMPLOYMENT.

         HomeSeekers hereby employs Employee, and Employee hereby accepts employment, as Vice President.

SECTION 2.        TERM.

         2.1 TERM. The term of this Agreement ("Term") shall be three years, beginning on the Commencement Date .

         2.2 TERMINATION OF EMPLOYMENT BY DEATH. Employee's employment with HomeSeekers shall terminate automatically upon Employee's death.

         2.3 TERMINATION OF EMPLOYMENT BY DISABILITY. HomeSeekers shall have the right to discharge Employee during any period in which Employee is considered by HomeSeekers to be disabled. Employee shall be considered disabled if, based upon the results of a qualified physician's examination, in the sole opinion of HomeSeekers, Employee is prevented, after reasonable accommodation by HomeSeekers, from properly performing his duties due to a

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mental or physical illness, sickness, or other condition for a period of ninety
(90) consecutive business days in any twelve (12) month period.

         2.4 TERMINATION OF EMPLOYMENT FOR CAUSE. HomeSeekers shall have the right to discharge Employee at any time for cause, after thirty (30) days written notice. For this purpose, "cause" shall mean the occurrence of any of the following, while Employee is employed by HomeSeekers:

                  (a) Employee materially breaches this Agreement or the Purchase Agreement, and fails to cure such breach within thirty (30) days of written notice by HomeSeekers of such breach;

                  (b) Employee willfully performs any action or engages in any misconduct which is materially injurious to HomeSeekers or any affiliate of HomeSeekers, monetarily or otherwise, and fails to cure such breach within thirty (30) days of written notice by HomeSeekers of such breach;

                  (c) Employee is convicted in a final non-appealable manner of, or pleads NOLO CONTENDERE to, (i) any criminal violation involving dishonesty, fraud, or breach of trust; or (ii) any felony;

                  (d) Employee commits any material act of dishonesty, fraud, willful misrepresentation or other act of moral turpitude;

                  (e) Employee willfully or habitually neglects any of Employee's duties that he is required to perform under the terms of this Agreement for a period of more than twenty (20) business days after being delivered a written demand for performance that identifies such failure;

                  (f) Employee fails to faithfully and loyally abide by the policies, rules, regulations and usages applicable to Employee, as established by HomeSeekers from time to time, as long as such policies, rules, regulations and usages are applicable to all similarly situated employees of HomeSeekers; or

                  (g) Employee violates any material fiduciary duty owed to HomeSeekers.

         2.5 TERMINATION OF EMPLOYMENT FOR ANY OTHER REASON. HomeSeekers may terminate Employee's employment at any time upon thirty (30) days written notice to Employee.

         2.6 OBLIGATIONS OF EMPLOYEE ON TERMINATION. Employee acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, confidential information, copies of any of the foregoing and any equipment

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furnished to Employee by HomeSeekers, belong to HomeSeekers and shall be promptly returned to HomeSeekers upon termination of employment.

         2.7 OBLIGATIONS OF HOMESEEKERS UPON TERMINATION OTHER THAN PURSUANT TO SECTION 2.5. If Employee's employment is terminated by HomeSeekers other than solely pursuant to Section 2.5, this agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) the prorated payment of Employee's salary through the date of termination to the extent not paid by then; (ii) the payment of earned bonus or incentive payments due Employee, if any, at the time of termination under any bonus or incentive plans in which Employee participated prior to termination; and (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement.

         2.8      OBLIGATIONS OF HOMESEEKERS UPON TERMINATION PURSUANT TO
SECTION 2.5. If Employee's employment is terminated by HomeSeekers solely pursuant to Section 2.5 of this Agreement, this Agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) payment of a sum equal to twelve months base salary specified in Section 3.1 of this Agreement; (ii) the payment of earned bonus or incentive payments due Employee, if any, at the time of termination under any bonus or incentive plans in which Employee participated prior to termination; (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement; and (iv) stock options granted to Employee pursuant to 3.3 hereunder that would otherwise vest on the next anniversary of the Commencement Date shall immediately vest as of the date immediately prior to such termination; e.g., if termination occurs during the second year of employment, all options granted hereunder that would otherwise vest upon the second anniversary of the Commencement Date will immediately vest as of the date of termination (in addition to the previously vested first year options). As of the date of termination of this Agreement, and on payment of any sums due hereunder, HomeSeekers' obligations to Employee under this Agreement shall terminate and HomeSeekers will have no further obligation to pay Employee or his estate, beneficiaries, or legal representatives any compensation or any other amounts, except as otherwise provided by law.

         2.9 TERMINATION BY EMPLOYEE. Employee may terminate his or her employment hereunder, upon thirty (30) days written notice and opportunity to cure, in the event of a) material reduction in compensation and benefits without Employee's consent, or in the absence of failure of Employee to meet performance standards as set from time to time by HomeSeekers; b) the assignment to Employee of duties substantially and materially inconsistent with the position and nature of Employee's employment as set forth in Sections 1 and 5, and c) the relocation of Employee's place of employment to a location other than Orange County, California.

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SECTION 3.        COMPENSATION.

         3.1 BASE SALARY. As compensation for services rendered under this Agreement, Employee shall be entitled to receive a salary of One Hundred Ten Thousand Dollars ($110,000) per year. Such salary shall be earned bi-weekly and shall be payable bi-weekly in accordance with HomeSeekers' customary practices for peer employees. HomeSeekers shall withhold and deduct from the salary all taxes required by federal and state laws and any other authorized deductions. HomeSeekers will review Employee's salary at least annually. HomeSeekers may in its sole discretion increase Employee's base salary. Increases will be granted according to Employee's performance, annual review, and job classification as described in the HomeSeekers' Policies and Procedures Manual then in effect. Increases will have parity within job classifications.

         3.2 BONUS. In addition to the annual base salary set forth in paragraph 3.1 of this Agreement, at the discretion of HomeSeekers' management, Employee shall be a candidate for an annual target bonus that shall be based on performance standards established by the Chief Executive Officer of HomeSeekers or his designee and that shall equal a maximum bonus opportunity of thirty-five percent (35%) of Employee's salary for the preceding quarter to the extent that the Employee attains the maximum performance standards. The performance standards applied to Employee shall be established no later than thirty (60) days following the Commencement Date, and may include individual and corporate objectives, as well as qualitative and quantitative standards.

         3.3 STOCK OPTIONS. Pursuant to the HomeSeekers 1996 Stock Option Plan, as amended, HomeSeekers shall grant Employee forty thousand (40,000) incentive common stock options sixty-one (61) days following the Commencement Date. Pursuant to the HomeSeekers 1996 Stock Option Plan, the per share price required to exercise each stock option granted hereunder shall be the closing sale price for a share of HomeSeekers common stock on the Commencement Date. One-third of the stock options granted hereunder shall vest on the first anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. One-third of the stock options granted hereunder shall vest on the second anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. The remaining one-third of the stock options granted hereunder shall vest on the third anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. Each stock option granted hereunder shall have a life of three years after vesting.

SECTION 4.        FRINGE BENEFITS.

         4.1 WELFARE BENEFIT PLANS. As Employee becomes eligible, Employee may participate in and shall receive benefits under welfare benefit plans, policies, and programs, including medical, dental, disability, and life insurance plans and programs made available by HomeSeekers to other peer employees of HomeSeekers.

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         4.2      RETIREMENT PLANS. As Employee becomes eligible, Employee shall be entitled to participate in all retirement plans, policies and programs made available by HomeSeekers to other peer employees of HomeSeekers.

         4.3 BUSINESS EXPENSES. HomeSeekers shall reimburse Employee for all reasonable business-related expenses incurred by Employee in connection with his/her employment with HomeSeekers, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer employees of HomeSeekers.

         4.4 CHANGES BY COMPANY. HomeSeekers reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies, and programs at any time as long as such action is taken generally with respect to other peer employees of HomeSeekers.

SECTION 5 EMPLOYEE OBLIGATION.

         5.1 DUTIES AND POSITION OF EMPLOYEE. Employee, as Vice President, shall perform duties in accordance with the best interest of HomeSeekers, subject to the direction and authority of the Chief Executive Officer of HomeSeekers or his designee, provided that Employee shall not be required to accept any duties or responsibilities that are inconsistent with Employee's position, status, duties, responsibilities. Employee shall follow all lawful policies and procedures established by HomeSeekers' Board of Directors. The parties agree that during the performance of this Agreement, Employee shall remain located in and operate from Orange County, California, and Employer shall not require Employee to change its principal place of residence or business location for any reason. Employee shall travel on HomeSeekers business as is reasonably required in the discharge of his or her duties.

         5.2 SERVICES TO HOMESEEKERS ONLY. Employee shall devote its productive time, ability and attention during the normal working day to the business of HomeSeekers during the term of this Agreement. Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or firm that is engaged in a business similar to that of or in competition with the Employer without the prior written consent of HomeSeekers.

         5.3 COMPANY POLICIES. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by HomeSeekers from time to time and provided to Employee, and to perform the duties assigned to him, consistent with this Agreement, faithfully and loyally.

         5.4 LIMITATIONS ON AUTHORITY. Employee shall comply with the policies set forth in HomeSeekers' document entitled "Delegation of Spending Authority," and all amendments thereto. Notwithstanding any other provision in this Agreement to the contrary, Employee shall

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not take any of the following actions on behalf of HomeSeekers or any of its subsidiaries without the express, written prior approval of HomeSeekers' Chief Executive Officer:

                  (a)      Borrow or obtain credit or execute any guarantee;

                  (b) Permit any customer of HomeSeekers to become indebted to HomeSeekers other than in the ordinary course of business;

                  (c) Purchase or cause the expenditure of funds for capital equipment;

                  (d)      Sell or transfer any capital asset of HomeSeekers;

                  (e) Execute any contract or make any commitment for the purchase or sale of HomeSeekers' products outside of the ordinary course of business;

                  (f)      Execute any lease of real or personal property; and

                  (g) Issue or cause to be issued any public announcement or press release with respect to HomeSeekers' financial results.

SECTION 6.        ACCESS TO CONFIDENTIAL INFORMATION; NONCOMPETE.

         6.1      COVENANT NOT TO COMPETE.

                  (a) Employee acknowledges that HomeSeekers is in the business of developing, marketing, and servicing Internet based MLS systems, real estate agent Internet web sites, and real estate magazines, agent and broker productivity software, and real estate brokerage intranet systems. Employee acknowledges that Employee has been both a member and a manager of IRIS, which is in the business of selling and servicing real estate productivity software under the IRIS and Lightning brands. Employee acknowledges that, by virtue of the closing of the Purchase Agreement, HomeSeekers has acquired all of the issued and outstanding membership interests in IRIS, that IRIS has thereby become a wholly owned subsidiary of HomeSeekers, and that the confidential information, customers, and other assets of IRIS have become the property of HomeSeekers and its subsidiaries. Employee acknowledges that, in connection with the foregoing, HomeSeekers and its subsidiaries have accumulated valuable Confidential Information including, but not limited to, trade secrets, know-how, technology, contracts, copyrights, trademarks, patents, software, products, proprietary information, marketing plans, sources of supply, business strategies, customer lists, prospects, source codes, object codes, and other intellectual property and business records (the "Confidential Information"). Employee recognizes and acknowledges that all such Confidential Information shall be and remain the property of HomeSeekers. Employee further acknowledges that, as a key management employee, Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of HomeSeekers. By virtue

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of Employee's unique and sensitive position and special background, employment of Employee by a competitor of HomeSeekers represents a serious competitive danger to HomeSeekers, and the use of Confidential Information about HomeSeekers' business, strategies and plans can and would constitute a valuable competitive advantage over HomeSeekers.

                  (b) In view of the foregoing, Employee agrees to maintain as secret and confidential all Confidential Information. During Employee's employment by HomeSeekers and after the termination of Employee's employment, Employee shall not, without prior written authorization and consent of HomeSeekers' Chief Executive Officer, or as may otherwise be required by law or legal process, use or communicate or disclose any such Confidential Information for as long as such Confidential Information remains confidential. Confidential Information shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by Employee, (b) was rightfully available to Employee on a non-confidential basis from a source other than HomeSeekers or its subsidiaries (provided such source was not bound by a confidentiality agreement with HomeSeekers or otherwise prohibited from transmitting the information to Employee by a contractual, legal, or fiduciary obligation), (c) is readily ascertainable by proper means, or (d) is required to be disclosed by operation of law.

                  (c) Also, in view of the foregoing, Employee covenants and agrees that during the period of Employee's employment by HomeSeekers and for a period of one (1) year thereafter Employee shall not directly or indirectly:

                           (i)      entice, persuade, or induce any individual
who presently is, or at any time during the period of his employment hereunder was an employee of HomeSeekers or any HomeSeekers subsidiary, to terminate or refrain from renewing or extending his or her employment with HomeSeekers or any HomeSeekers subsidiary or to become employed by or enter into a contractual relationship with Employee or a business in which Employee is involved in business activities which are in competition with HomeSeekers or any HomeSeekers subsidiary;

                           (ii)     engage or be engaged, in any capacity,
directly or indirectly, including but not limited as employee, agent, consultant, partner, joint venturer, independent contractor, manager, executive, owner or security holder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in business activities which are in competition with HomeSeekers or any HomeSeekers subsidiary;

                           (iii)    call upon any person who is, to Employee's
knowledge, at that time, an employee of HomeSeekers or any HomeSeekers subsidiary in a management capacity for the purpose or with the intent of enticing such employee away from or out of the employ of HomeSeekers or any HomeSeekers subsidiary;

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                           (iv)     call upon any person or entity which is, to
Employee's knowledge, at that time, or which has been, within one (1) year prior to that time, a customer of HomeSeekers or any HomeSeekers subsidiary for the purpose of soliciting or selling products or services in competition with HomeSeekers or any HomeSeekers subsidiary;

                           (v)      call upon any prospective acquisition
candidate of HomeSeekers or any HomeSeekers subsidiary, known to Employee to be such candidate, on Employee's own behalf or on behalf of any competitor;

                           (vi)     except in furtherance of HomeSeekers
business, disclose or contact customers, whether in existence or proposed, of HomeSeekers or any HomeSeekers subsidiary to any person, firm, partnership, corporation or business for any reason or purpose which is competitive with HomeSeekers or any HomeSeekers subsidiary; or

                           (vii) disparage, ridicule, defame, or otherwise harm
or diminish the reputation and character of HomeSeekers or its officers, directors, or its business.

The geographic scope of this covenant not to compete shall be any market in which HomeSeekers or any HomeSeekers subsidiary displays real estate listings or markets any of its products or services (the "Restricted Territory").

         6.2 CONTINUING OBLIGATIONS. Subject to the limitations of Section 6.1(c), this entire Section 6 of this Agreement shall survive the termination or expiration of this Agreement. Employee agrees that, for one (1) year following his termination of employment with HomeSeekers, Employee shall keep HomeSeekers informed of the identification of Employee's employer and the nature of such employment or of Employee's self-employment.

         6.3 INJUNCTIVE RELIEF. The parties agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect HomeSeekers and its subsidiaries. The parties intend that the covenants contained in this Section shall be construed as a series of separate covenants, (a) one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory, and, within such territorial divisions, (b) one for each month to which the Member is bound by such covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Section should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as

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the case may be, permitted by applicable laws. The parties further agree and acknowledge that any breach of this Section will cause irreparable injury to HomeSeekers and upon any breach or threatened breach of any provision of this Section, HomeSeekers shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond. The undertakings herein shall not be construed as any limitation upon the remedies HomeSeekers might, in the absence of this Agreement, have at law or in equity.

SECTION 7.        GENERAL PROVISIONS.

         7.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         7.2 WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         7.3 ASSIGNMENT. This Agreement is personal to Employee and shall not be assigned by Employee. Any such assignment shall be null and void.

         7.4 SEVERABILITY. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.

         7.5 COUNTERPARTS; FACSIMILE. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         7.6 GOVERNING LAW, JURISDICTION AND WAIVER OF VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit or action arising out of this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada. The parties hereby consent to the personal jurisdiction of such courts within Washoe County, State of Nevada. The parties hereby waive any objections to venue in such courts within Washoe County, State of Nevada.

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         7.7      NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                  (a)      IF TO HOMESEEKERS:

                           HomeSeekers.com, Incorporated
                           6490 South McCarran Blvd., Suite 28
                           Reno, NV  89509
                           Attn: Greg Costley, Chairman/CEO
                           Telephone:  (775) 827-6886
                           Facsimile: (775) 827-8182

                           WITH A COPY TO:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone: (775) 829-7800
                           Facsimile: (775) 829-0511

                  (b)      IF TO EMPLOYEE:

                           Eddie Ureno
                           10925 Goldeneye Ave.
                           Fountain Valley, CA  92708
                           Telephone: (714) 962-4688
                           Facsimile: (714) 962-0619

                           WITH A COPY TO:

                           Rutan & Tucker, LLP
                           611 Anton Blvd., Suite 1400
                           Costa Mesa, CA  92626
                           Attn: Vicki Dallas, Esq.
                           Telephone: (714) 641-5100
                           Facsimile: (714) 546-9035

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         7.8      ATTORNEYS' FEES. In the event of any dispute between the
parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

         7.9 ACKNOWLEDGMENT BY EMPLOYEE. Employee represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. Employee acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his own choice, and to negotiate at arms length with HomeSeekers as to its terms and contents Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

                  [signature page follows]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   HOMESEEKERS.COM, INCORPORATED, a
                                   Nevada corporation


                                   By: /s/ Greg Costley
                                      ---------------------------------------
                                   Name:  Greg Costley
                                   Title:  Chief Executive Officer

                                   EMPLOYEE


                                   /s/ Eddie Ureno
                                   ------------------------------------------
                                   EDDIE URENO